Exhibit 10.2

Key Manager Incentive Plan (KMIP) — KMIP is designed to reward executives, senior managers and senior technical leaders for achievement of specific company performance objectives. KMIP participants directly influence the achievement of these critical company objectives.

KMIP incentive is computed as a pre-determined percentage of base salary, and is determined by the performance of the company. Additionally, an individual’s earned KMIP incentive can be modified, positively or negatively, by an Individual Performance Factor. The Company’s performance metrics for 2007 KMIP are Operating Margin % and Revenue.

KMIP is an annual plan with a semi-annual payout opportunity and if earned, is paid following a public announcement of the first half (2nd quarter) and year-end financial results.

Table of Contents

1.0	PURPOSE	3

2.0	TERM	3

3.0	PLAN ADMINISTRATION	3

4.0	MISCELLANEOUS	3

5.0	ELIGIBILITY	4

6.0	TARGET INCENTIVES	4

7.0	INCENTIVE DETERMINATION	6

1.0	PURPOSE

The purpose of the AMI Semiconductor, Inc. Key Manager Incentive Plan (“Plan”) is to reward executives, senior managers and senior technical leaders (AMI Semiconductor and its subsidiaries) for the achievement of company objectives.

2.0	TERM

The term of the Plan is 12 months, commencing on January 1, 2007 and ending December 31, 2007.

3.0	PLAN ADMINISTRATION

The Board of Directors of the Company approves the Company’s semi-annual and annual Operating Plans including targets for Operating Margin % and Revenue. The Company’s Board reviews and approves the specific Operating Margin % and Revenue targets for KMIP Payouts.

At mid year, the Board of Directors may change (up or down) second half targets or the targets can remain the same.

Additionally the Compensation Committee reviews and recommends KMIP Incentive Targets, reviews plan results and recommends payouts and Individual Performance Factors for the CEO and CFO for approval by the Company’s board of directors. The Compensation Committee also reviews and approves KMIP Incentive Targets, payouts and Individual Performance Factors for other Executive Managers.

For non-executive management participants, the Plan will be administered by a Plan Committee consisting of the Senior Vice President of Human Resources, Chief Financial Officer and Chief Executive Officer (“Plan Committee”). The Plan Committee will have responsibility to review and approve the eligibility and target incentive amounts for non-Executive Managers. The Individual Performance Factor for non-Executive Managers is determined by the employee’s executive management and the CEO.

4.0	MISCELLANEOUS

A.	This plan provides guidelines only and is not established to grant to any participant any contractual rights. AMI Semiconductor, Inc. (“AMIS”) reserves the absolute right to change this Plan, with or without notice, at any time.

B.	Nothing in this Plan shall be construed to create or to imply the creation of a term contract between AMIS and any participant nor a guarantee of employment for any specific period of time.

C.	AMIS reserves the unilateral right to terminate participation in the Plan of any individual(s) at any time, with or without cause and with or without prior written notice.

D.	All incentive payments under the Plan are subject to the total discretion of AMIS, and, prior to distribution pursuant to the provisions of the Plan, incentive payments may be reduced or eliminated entirely if business considerations of AMIS so require.

5.0	ELIGIBILITY

To be eligible for the KMIP, the following requirements must be met:

•

Generally, to receive payment pursuant to the Plan, the employee must be employed by AMIS throughout the period of time during which the performance criteria set forth in the Plan are measured, and also must be employed by AMIS up to and including the date on which any such payment pursuant to the Plan is made. Partial year participants may be eligible to receive a pro-rata KMIP incentive for the first half if the participant is an active AMIS employee on or before March 31 or on or before September 30 for the second half.

•	Participants who receive a performance rating during the plan year of development required (DR) are typically ineligible for payout.

•	Resignation by a plan participant or termination of employment from AMIS automatically disqualifies the participant from the Plan.

•

Participation in the Plan in no way affects or restricts AMIS’s unqualified right at any time to make any organizational changes that it may deem appropriate (including, but not limited to, position reassignment). These changes may change or eliminate the employee’s participation in the KMIP plan.

•	Employees on leave for more than 50% of the KMIP period are not eligible for that period’s KMIP payout.

•	Other issues of eligibility will be determined by the Plan Committee.

6.0	TARGET INCENTIVES

A.	At the start of the Plan term, a target incentive percentage will be set for each participant, based upon level in the organization and approved as described in section 3.0. Each participant’s specific incentive target will be communicated in an individual KMIP notice letter.

B.	Target incentives for all participants will be expressed as a percentage of annual base salary as of June 30 of the plan year for mid year incentive payments and as of December 31 of the plan year for year-end incentive payments.

C.	For purposes of the Plan, “base salary” will be defined as:

•	Belgium employees will be gross monthly salary x 13.92.

•	France, Italy, Switzerland and Philippines employees will be gross monthly salary x 13

•	Czech Republic employees will be gross monthly salary x 12.5

•	US, Bulgaria, Canada, UK, Korea, and Germany employees will be gross monthly salary x 12

•

The base salary excludes any incentive payments under the Plan or any of the AMIS’s other incentive compensation programs, sales incentive programs, differentials, or other payments in addition to base salary. The formula for calculating KMIP is included below:

Mathematical Representation of Formula for Calculating KMIP Payments

First Half of the Year = S x (50% x IIP) x CPF1 x IPF1

Second Half of the Year = S x (50% x IIP) x CPF2 x IPF2

Where	S	=	Base Salary (as of June 30 for first half and December 31 for second half)
	I I P	=	Individual Incentive Percentage (pre-determined)
	IPF1	=	Individual Performance Factor for first half year
	IPF2	=	Individual Performance Factor for second half year
	CPF1	=	Company Performance Factor for first half of the year
	CPF2	=	Company Performance Factor for second half of the year

D.	For net guaranteed salaried in Belgium, target incentives will be expressed as a percentage of 70% of the annual net guaranteed salary. For purposes of the plan, annual net guaranteed salary will be the net monthly salary of June 30 x 13.92 for the first half (mid year) incentive and December 31 x 13.92 for the second half (year end) incentive. The net monthly salary excludes any incentive payments under the plan or any of the AMIS’s other incentive compensation programs, sales incentive programs, differentials or other payments in addition to base salary.

E.	Employees hired into an eligible position during the Plan term will have their target incentive set based upon their level in the organization. Since the target incentive percentage applies to base salary paid during the Plan term, the incentive will be automatically pro-rated from the month they are eligible to participate. An employee hired into an eligible position must start on or before March 31st for the first half (mid year) incentive and on or before September 30th for the second half (year end) incentive to be eligible for the incentive, unless otherwise approved by the Committee or as part of an approved Executive Offer.

F.

Employees newly promoted into an eligible position during the Plan term will have their target incentive set based upon their level in the organization, similar to a new hire in Part E above. If the promotion occurs during the focal review period, they will be eligible for the full 12-month KMIP incentive. If the promotion occurs at any other time during the Plan term, the incentive will be pro-rated from the month they are eligible to participate. An employee promoted into an eligible position must be promoted on or before March 31st for the first half and on or before September 30th for the second half to be eligible for KMIP incentive.

G.

Employees who are promoted into a higher pay grade while already participating in the KMIP will have their target incentive set based upon their post-promotion level in the organization if the promotion occurs during the focal review period, or if promoted on or before March 31st for the first half payout and on or before September 30th for the second half and year end payouts. Employees who are promoted into a higher pay grade while already participating in the KMIP will have their annual target incentive remain at their pre-promotion level in the organization if promoted after March 31st for the first half payout and after September 30th for the second half and year end payouts. Incentive payments will not be pro-rated over two different target incentives within the same half year.

7.0	INCENTIVE DETERMINATION

A.

Company Performance Factor: The Company Performance Factor will be measured by achievement of Operating Margin % and Revenue goals established and set forth in the company’s Operating Plan for 2007 as approved by the Board. The 1st and 2nd half matrixes are attached in Exhibit A.

B.	Individual Performance Factor: The Individual Performance Factor is discretionary and can range from 0.5 to 1.5 and represents two components. The first component is recognition for individual performance for the plan year. The second component supports retention of the key employee for the coming plan year. Any bonus amount paid above 1.0 is subject to the payback provision described in section D.

C.	Bonus Repayment Agreement: The portion of KMIP bonus resulting from a performance factor greater than 1.0 is subject to a pro-rated one-year “vesting schedule”. While the retention component of the bonus is paid with the earned KMIP, the employee will be required to repay the unvested portion of the retention component of the bonus if the employee voluntarily terminates employment with AMIS within one (1) year of the bonus payment, as per the KMIP Performance Factor Bonus Agreement (see Attachment A). The repayment agreement states that the repayment amount will be reduced by one/twelfth (1/12) for each full month of AMIS employment the employee completes after receiving the retention component of the KMIP bonus. All KMIP participants must sign the Performance Factor Bonus Agreement before receiving any KMIP payout greater than 1.0.

D.

If the company achieves the goals above the Threshold amounts, incentive payments will be made in July or August for the 1st Half of the year. Payments for the 2nd Half of the year will be made, if earned, in February or March of the following year as the audited financial statements of the Company are approved.